                                                                   EXHIBIT 10.15

                                  June 1, 1997



Edward O. Lanphier II
16 Oak Way
Ross, CA 94957

        Re: Employment Agreement

Dear Edward:

        Sangamo BioSciences, Inc. proposes to enter into the following employment agreement ("Agreement") with you.

        I have incorporated the terms we have discussed regarding your employment into this agreement and the proposed terms and conditions are set forth below. If the terms of the Agreement are satisfactory, please indicate your acceptance of the Agreement by executing this letter and returning it to me.

        1. Definitions. The terms defined in this section shall have the meanings set forth below for purposes of this Agreement.

               a. "Board of Directors" shall mean the Board of Sangamo BioSciences, Inc.

               b. "Sangamo" or "Company" shall mean Sangamo BioSciences, Inc.

               c.     "Employee" shall refer to you, Edward O. Lanphier II.

               d. "Without Cause" shall mean that Sangamo has without "Cause," as defined below, and without the Employee's written consent:

                        (1) terminated the Employee's services with the Company;

                        (2) materially reduced the Employee's duties, responsibilities and status with Sangamo;

                        (3) reduced the Employee's base salary by more than five percent (except pursuant to Company mandated pay cuts or pay reductions which are uniformly applied to the Company's management); or

                        (4) required that the Employee be based at a location more than 40 miles from the Employee's home location.

               e. "Cause" shall mean misconduct, including but not limited to the following:

                        (1) embezzlement, theft, misuse of confidential information or any other illegal or improper act by the Employee against Sangamo;

                        (2) conduct that constitutes a material breach of Sangamo policy, after thirty (30) days' notice and failure to cure;

                        (3) unauthorized conduct that causes, or could potentially cause, harm to the health or safety of other Employees; and/or

                        (4) any other unauthorized conduct that causes, or could potentially cause, material harm to the business or reputation of Sangamo, after thirty
                                (30) days' notice and failure to cure.

               f. "Change of Control" solely for purposes of this Agreement shall mean any transaction or series of related transactions in which (i) substantially all of the assets of the Company are sold; or (ii) any merger, reorganization or acquisition in which the stockholders of the Company immediately prior to such transaction or series of related transactions hold less than 51% of the equity securities of the surviving entity (or any parent thereof) immediately after such transaction, unless, such surviving entity elects in writing to assume this Agreement and the obligations of the Company hereunder in its entirety.

        2.     Duties and Obligations.

               a. The Employee shall serve as the Company's President and Chief Executive Officer which title was approved at the Company's Board of Directors (the "Board") meeting on April 5, 1997. Employee's duties shall include overseeing all corporate functions and directing the organization to ensure the attainment of the goals and objectives set forth from time to time by the Board of Directors.


                                       2.

               b. Employee agrees to abide by the terms and conditions of the Company's standard Proprietary Information and Inventions Agreement between Employee and the Company. Employee further agrees that at all times both during his employment by the Company and after his Termination (hereinafter as defined in Section 6(a)), he will keep in confidence and trust, and will not use or disclose, except as directed by the Company, any confidential or proprietary information of the Company.

               c. Employee agrees to indemnify and hold the Company harmless against any liability, damage, claims, or suits and related costs and expenses that may arise directly or indirectly out of Employee's Termination of any prior employment relationship or agreement. Further, Employee represents that he has not entered into, and agrees not to enter into, any agreement in conflict with the terms of this Agreement or his employment with the Company.

        3.     Devotion of Time to the Company's Business.

               a. Employee shall devote substantially all of his business time, attention, knowledge, skills and interests to the business of the Company and the Company shall be entitled to all of the benefits and profits arising from or incident to such work, services and advice of Employee.

               b. During the term of this Agreement, Employee shall not, whether directly or indirectly, render any services of a commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the prior consent of the Board of Directors.

               c. During the term of this Agreement, Employee shall not, directly or indirectly, engage or participate in any business that is in competition with the business of the Company.

        4.     Compensation and Benefits.

               a. Base Compensation. Beginning June 1, 1997, the Company shall pay to Employee an annual salary of one hundred seventy-five thousand dollars ($175,000), less all applicable withholdings, prorated for any partial employment period and payable in equal monthly installments in accordance with the Company's payroll schedule. The Compensation Committee of the Board shall annually review the then-current level of Employee's salary to determine the amount, if any, of salary change, provided that the foregoing shall not serve to exempt Employee from any Company mandated pay cuts or pay reductions which are uniformly applied to the Company's management, any pay increase or pay cut will be effective as of December 31 of the year such adjustment is made and the Board shall advise Employee of such adjustment, if any.

                                       3.

               b. Bonus. The Employee will be eligible to receive a cash bonus in addition to the Employee's current base salary. The Compensation Committee of the Board shall annually review the contributions of the Employee to the Company and determine the appropriate bonus, with the initial bonus target being 50% of the Employee's base salary. The actual bonus may be more or less than the target amount based upon the Employee's achievements over the year, provided that in no event shall the actual bonus be less than $43,750 during the first year of this Agreement.

               c. Long Term Loan. In lieu of any relocation or recruiting expenses, the Employee will receive a loan of two hundred fifty thousand dollars ($250,000). This loan shall be forgiven annually on a pro-rated basis over a four-year period beginning January 1, 1999 and shall bear interest at the minimum rate otherwise imputed thereto by the Internal Revenue Service. Upon any Termination of Employee other than for Cause, the Company agrees to forgive any remaining amount of the loan payoff made as part of this Agreement. Should the Employee resign without cause, the remaining balance will be due and payable within ninety
                      (90) days.

               d. Benefits. At the time of this Agreement or for such time as otherwise provided in this Agreement, Employee shall be entitled to participate in such fringe benefits that are available to employees of the Company at that time, including: family health insurance, dental insurance, group term life insurance, short-term disability insurance, long-term disability insurance, vacation pay, sick pay, 401(k) and other benefits that may be added to the Company's benefit program from time to time.

                        (1) Life Insurance. In addition to the group term life insurance coverage provided to all employees of the Company, the Company will assist you in providing additional life insurance protection through the establishment of a split-dollar life insurance program, as detailed in the Split-Dollar Life Insurance Agreement included as Attachment A.

                        (2) Disability Insurance. In addition to the short-term and long-term disability insurance coverage provided to all employees of the Company, the Company will assist you in providing additional long-term disability insurance protection through the purchase of an individual policy that will, without offsets for social security, workers' compensation or other disability benefits, provide insurance coverage in the amount of $3,500 per year. Upon your resignation or Termination from employment, this disability insurance policy and any dividends accrued thereon shall be released to you or your successor employer upon written request.

               e. Stock Options. Upon entering this Agreement, the Employee shall receive stock options totalling Two Hundred Thousand (200,000) shares of the Company's Common Stock (the "Option Shares") under the Company's 1996 Stock Option Plan (the "Plan"), which options shall have an exercise price of $0.10 per share,

                                       4.

                      and from time to time may be granted additional stock options. If there is a Change of Control all unvested stock options will vest and Employee will have up to three years to exercise the stock options.

               f. Stock Bonus. Upon completion of a financing or financings totalling at least $7,000,000 on terms and conditions acceptable to the Board of Directors, the Employee shall receive a one-time stock bonus of One Hundred Fifty Thousand (150,000) shares of the Company's Common Stock.

        5.     Eligibility for Severance Benefits.

               a. General Rule. Except as otherwise provided in this Agreement, should the employment of the Employee be terminated Without Cause, the Employee shall be entitled to Severance Benefits as set forth in Section 6. A Change of Control shall be deemed to be a Termination Without Cause.

               b. Death or Disability. If the Employee dies after he has ceased to be an Employee but prior to receiving full payment of his Severance Benefits (as defined in Section 6(a)(i), if any, any portion of the Severance Benefits that remains to be paid shall be paid to the surviving spouse of the Employee, or, if there is no surviving spouse, to the Employee's estate.

        6.     Termination of Employment.

               a. The Company may terminate Employee's employment under this Agreement at any time, for any reason, with or Without Cause by giving written notice of its intent to terminate the employment (a "Termination").

                      (1) Should the Employee be terminated Without Cause, the Company will thereafter pay twelve (12) months base salary and a pro-rated bonus to the Employee (the "Severance Benefits").

               b. Continue Insurance Coverage. Sangamo shall continue to provide the Employee and his family with medical and dental insurance coverage by paying the COBRA payments for a period equal to twelve (12) months. Notwithstanding the foregoing, to the maximum extent permitted by law, the number of months of continued insurance coverage provided to the Employee under this section shall reduce the number of months of continued coverage that must be made available to the Employee (and his dependents, if applicable) under COBRA.

               c. Time and Form of Payment. The Employee shall not be entitled to receive Severance Benefits during any period in which he remains an Employee. The Employee must elect to have his Severance Benefits paid in one of the following ways:

                                       5.

                      (1) A single lump sum distribution paid upon, or as soon as reasonably practicable after the Termination of his employment; or

                      (2) A deferred lump sum distribution paid in January of the year following the year his employment terminates; or

                      (3) Two installments, which do not have to be of equal amounts, with the first paid upon, or as soon as reasonably practicable after, the Termination of his employment and the second paid in January of the year following the year his employment terminates.

                             Election of one of the above methods is
                      accomplished by providing written notice to the Company of such election within fifteen calendar days of the Employee's Termination. If no election is made within that period, the Severance Benefits will automatically be paid pursuant to Section 6(e)(1). Without regard to the payment method elected, no interest shall accrue or be paid with respect to the amount of the Employee's Severance Benefits.

                      d. Reductions. The Severance Benefits paid to the Employee shall be reduced to the extent legally permissible by any amount that the Employee owes to the he Company on the date he ceases to be an Employee.

                             Except for any payments for earned salary, accrued
                      but unused vacation, 401(k) Plan distributions, and the above mentioned Severance Benefits, if applicable, neither party will be obligated to pay the other any payment as a result of, or in connection with, the Termination of Employee's employment with Sangamo (including but not limited to any salary or benefits following the date of Termination).

        7.     Miscellaneous.

               a. Governing Law. This Agreement shall be interpreted, construed, governed and enforced according to the laws of the State of California.

               b. Attorneys' Fees. In the event of any controversy, claim or dispute between the parties, arising out of or relating to this Agreement or the breach hereof, or the interpretation hereof, each party shall bear its own legal fees and expenses. Notwithstanding the foregoing, in the event of a finding by any court having jurisdiction over such matter that any party initiating an action under this Agreement failed to have a reasonable prospect of prevailing on its claim, the court shall have discretion to award the prevailing party attorneys' fees and costs incurred by it with respect to such claim or action. The "prevailing party" means the party determined by the court to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered.

                                       6.

               c. Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

               d. Severability. All agreements and covenants contained herein are severable, and in the event any of the above shall be held to be invalid or unenforceable, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

               e. Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The Employee shall not be entitled to assign any of his rights or obligations under this Agreement.

               f. Entire Agreement. This Agreement, along with any other Agreements set forth herein, including without limitation, the Proprietary Information and Inventions Agreement, constitutes the entire agreement between the parties with respect to the employment of Employee.

        If you have any questions, please do not hesitate to call me at (415) 442-1123.

                                            Very truly yours,

                                            SANGAMO BIOSCIENCES, INC.



                                            By: /s/ JOHN W. LARSON
                                                --------------------------------
                                                John W. Larson
                                                Board of Directors

AGREED TO AND ACCEPTED BY:


/s/ EDWARD O. LANPHIER II
--------------------------------------
Edward O. Lanphier II
Employee
Date:
      --------------------------------



                                       7.

                                  ATTACHMENT A

                      SPLIT-DOLLAR LIFE INSURANCE AGREEMENT


            This agreement, made and entered into this 1st day of June, 1997 by and between Sangamo BioSciences, Inc., a Delaware corporation, hereinafter referred to as the "Company," and Edward O. Lanphier II, hereinafter referred to as the "Executive" and "Insured."

            Whereas the Executive has been a trusted and valued employee of the Company for a number of years and the Company highly values the efforts, abilities and accomplishments of the Executive; and

            Whereas the Company is concerned with the welfare of its employees and their families and believes it is meritorious to assist them in providing for their financial security; and

            Whereas the Board of Directors of the Company has determined that it would be in the Company's best interest to participate in a Split-Dollar Insurance Plan with the Executive; and

            Whereas the Executive has acquired a life insurance policy with a face amount of $2,000,000; and

            Whereas, the Company and the Executive desire to make said insurance policy subject to a Split-Dollar arrangement;

            Now therefore, the parties hereto mutually agree as follows:

I. Title to Policy and Incidents of Ownership

            The Executive shall be the owner of the policy and shall have all incidents of ownership except those assigned pursuant to the provisions of
Article III for security purposes only, including but not limited to:

        A. The right to designate and to change the beneficiary.

        B. The right to receive and to have his successor or assigns receive any amount in excess of the amount payable to the Company as hereinafter provided in
Article IV at the time of the death of the insured; and

        C. The right, at any time, to repay the amounts hereinafter described in
Article II, thereby releasing any claim which the Company might have against such contract.

            The intention of the parties is that the Company possess no policy rights or incidents of ownership, other than those assigned as security for the indebtedness, which will permit the Company to unilaterally impair the right or interests of the Executive, or his designee or assignee in any way.

            The Executive hereby agrees, however, that while this agreement is in effect, he shall notify the Company of any intent to exercise any right of ownership in the policy other than the right to change the beneficiary at least thirty (30) days prior to the exercise of such right of ownership.

II. Premium Payments

        A. The Company will pay the premium of the policy. The Company's portion for this premium will be a minimum of $12,000 annually for split-dollar life. Such premium may be paid annually or more frequently as the Company may elect. The Company's premium payments shall be remitted to the insurer before the expiration of the grace period for premium payments. The Executive may repay any amount of such premiums advanced for his benefit at any time.

        B. The total amount of such payments by the Company, less the total amount of any repayments by the Executive shall constitute an indebtedness to the Company.

III. Security

        A. In order to secure the repayment of the indebtedness, the Executive agrees to execute a Collateral Assignment of the insurance policy in a form approved by the insurance company and shall deliver physical custody of the policy to the Company.

        B. In the event of the termination of this agreement, pursuant to the provisions of Article V hereof, the Company shall, upon receipt of an amount equal to the total amount of the indebtedness then due to the Company, cancel and release the Collateral Assignment of the insurance policy and redeliver physical custody thereof to the Executive.

            In the event the Executive does not satisfy the indebtedness to the Company within thirty (30) of the termination of this agreement, the Company shall have the right, without further notice to the Executive, to exercise its right as Collateral Assignee to obtain a cash loan from the Insurer in accordance with the loan provisions of the policy, provided, however, that the total amount of any cash loan or loans so obtained shall not exceed the total amount of the indebtedness of the Executive then due under the terms of this agreement.

IV. Death Benefits

        A. The portion of the death benefit to be paid to the Company shall be the amount equal to the net cash surrender value of the policy up to, but not exceeding, the then remaining balance of any indebtedness incurred for the purposes of paying premiums under the policy. Such value shall be determined as of the end of the period for which premiums have been paid.

        B. The portion of the death benefit payable to the beneficiary or beneficiaries designated by the Executive shall be the balance of the proceeds, if any as provided in the policy.

                                       2.

V. Term

            This agreement shall be effective as of the date of this agreement and shall continue until terminated by the death of the insured or mutual agreement of the parties hereto.

VI. Amendment

            This agreement may be amended at any time by the mutual consent of the parties hereto.

VII. Applicable Law

            This agreement shall be governed by the laws of the State of California.

VIII. Benefit

            This agreement shall be binding upon the parties hereto, the Executive's heirs, executors and administrators, and either party's successors or assigns. The parties hereto hereby agree for themselves, their heirs, executors, administrators, successors or assigns to execute any and all instruments and to perform all acts which may be necessary and proper to carry out the purposes of this agreement.

IX. Administrator

            Cameron M. Lanphier shall serve as the administrator of this plan.


                                       3.

            IN WITNESS WHEREOF, the parties have executed this agreement on the date indicated.

                                     Company

                                     SANGAMO BIOSCIENCES, INC.



                                     By:
                                         ---------------------------------------
                              Witness
                                         ---------------------------------------


                                     Executive



                                     -------------------------------------------
                                     Edward O. Lanphier II

                              Witness
                                         ---------------------------------------


                                       4.

                                  ATTACHMENT B

             PREMIUM SCHEDULE FOR SPLIT-DOLLAR LIFE INSURANCE POLICY

                     Royal Maccabees Life Insurance Company

                                  Diplomat MFC
                                    FPAL-892
                AN ILLUSTRATION OF PROJECTED VALUES AND BENEFITS


Insured:              Edward O. Lanphier II          Agent:      Brian L. Dunn
                      Male, Age 40

Rating Class:         Preferred Non-Smoker

Mode of Premium Payment:  Annual

           End Year                Age                 Premium            Death Benefit
               1                   41                   12,000              2,000,000
               2                   42                   12,000              2,000,000
               3                   43                   12,000              2,000,000
               4                   44                   12,000              2,000,000
               5                   45                   12,000              2,000,000
               6                   46                   12,000              2,000,000
               7                   47                   12,000              2,000,000
               8                   48                   12,000              2,000,000
               9                   49                   12,000              2,000,000
              10                   50                   12,000              2,000,000